EXHIBIT 10.8

[FORM OF AGREEMENT TO BE EXECUTED WITH EACH OFFICER

PARTY TO A CHANGE IN CONTROL AGREEMENT]

FIRST AMENDMENT

TO THE

AK STEEL HOLDING CORPORATION

EXECUTIVE OFFICER CHANGE OF CONTROL AGREEMENT

WITH [INSERT NAME OF EXECUTIVE OFFICER]

WHEREAS, the parties to this First Amendment entered into and executed an Executive Officer Change of Control Agreement (the “Agreement”) dated July 26, 2004; and

WHEREAS, the parties desire to bring the Agreement into compliance with recently effective provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder; and

WHEREAS, unless the Agreement is amended to bring it into compliance with Section 409A and the regulations promulgated thereunder, it could result in substantial tax penalties and other consequences for the undersigned Executive Officer;

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A. Section E(1) of the Agreement is hereby amended to read as follows:

“1. Basic Severance Benefits. If within twenty-four months after a Change of Control your employment with AKS is involuntarily terminated without Cause by AKS pursuant to Section C(1) or you voluntarily terminate your employment for Good Reason pursuant to Section C(3), [(CEO & GENERAL COUNSEL ONLY) or you voluntarily terminate your employment within six months after a Change of Control pursuant to Section C(4),] AKS will pay you, regardless of whether or not you execute a Release of Claims (as defined in Section E(2) below), severance pay equal to your base salary for a period of six months from your Date of Termination. The aggregate of such severance pay shall be paid to you in a single, undiscounted lump sum payment within ten days following your Date of Termination.”

B. Section E(2) of the Agreement is hereby amended to read as follows:

“2. Supplemental Severance Benefits. If within twenty-four months after a Change of Control your employment with AKS is involuntarily terminated without Cause by AKS pursuant to Section C(1) or you voluntarily terminate your employment for Good Reason pursuant to Section C(3), [(CEO & GENERAL COUNSEL ONLY)

or you voluntarily terminate your employment within six months after a Change of Control pursuant to Section C(4),] , and you execute and provide to AKS within sixty days after your Date of Termination a complete, full and effective (i.e. no longer revocable) release of all claims against AKS that is in a form reasonable and customary (“Release of Claims”), then you shall be entitled, in addition to the severance pay provided under Section E(1) above, to the following supplemental benefits:”

C. Section E(2)(a) of the Agreement is hereby amended to read as follows:

“a. Additional Base Salary. Severance pay based upon your base salary shall be paid for an additional              [thirty – Tier I; twenty-four – Tier II; eighteen – Tier III; twelve – Tier IV] months beyond the period paid pursuant to Section E(1). Such additional base salary payable as severance shall be paid to you in a single, undiscounted lump sum payment within ten days after the effective date of your Release of Claims.”

D. Section E(2)(c) of the Agreement is hereby amended to read as follows:

“c. LTPP Payment. You will receive a lump-sum payment equal to the bonus payment with respect to any completed performance period under the AK Steel Corporation Long-Term Performance Plan (“LTPP”) that has not been paid as of your Date of Termination (which amount shall not be less than it would be if calculated at your assigned target amount under the LTPP for such performance period), plus a prorated amount of the bonus payment with respect to any incomplete performance period calculated at your assigned target amount under the LTPP for each such performance period. Payment of this lump sum amount will be made within ten days after the effective date of your Release of Claims.”

E. Section E(7) is hereby added immediately after Section E(6) of the Agreement to read as follows:

“7. Six-Month Delay of Payment. Notwithstanding any provision of this Agreement to the contrary, if as of your Termination Date you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, no benefit hereunder that is payable to you due to your voluntary termination pursuant to Sections C(3) or C(4) shall be paid to you prior to the earlier of: (i) the expiration of the six-month period commencing on your Date of Termination or (ii) your death. You shall be entitled to interest on such delayed payment for such six-month period (or shorter period as the case may be), accrued at the average prime rate in effect during such period of delay, which shall be added to your benefit payable under the Plan. The average prime rate of interest for this purpose shall be the average over such period of the daily prime rate of interest published by the Fifth Third Bank, Cincinnati, Ohio or its successors.”

F. In all other respect, the parties intend the Agreement to remain in effect and as agreed to as of the Effective Date of the Agreement.

IN WITNESS WHEREOF, the parties accept and agree to the foregoing terms, and have executed this Agreement in duplicate on the dates set forth below their respective signatures.

AK STEEL HOLDING CORPORATION

By:
James L. Wainscott, Chairman, President & Chief Executive Officer

Date:

AK STEEL CORPORATION

By:
James L. Wainscott, Chairman, President & Chief Executive Officer

Date:

Signature of Executive Officer

Name (Please print)

Date: